Exhibit 99.2

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030

SANDERSON FARMS, INC.

ANNOUNCES QUARTERLY DIVIDEND

COMPANY EXTENDS STOCK REPURCHASE PLAN

LAUREL, Miss. (April 23, 2015) — Sanderson Farms, Inc. (NASDAQ:SAFM) today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.22 (twenty-two cents) per share payable on May 19, 2015, to stockholders of record on May 5, 2015.

The Company also announced that its Board of Directors has expanded and extended to April 23, 2018, its stock repurchase program to repurchase up to 1.0 million shares of the Company’s common stock from time to time at prevailing prices in open market transactions or in negotiated purchases, subject to market conditions, share price and other considerations. The repurchase program was originally approved October 22, 2009, and extended on February 16, 2012 and February 25, 2014. The Company has repurchased 1,482,099 shares under this stock repurchase program since its inception, including 700,003 shares repurchased in March of this year. Today’s action extended the program to April 23, 2018, and increased the number of shares that may be repurchased under the program by an additional 700,003 shares, returning the total number of shares remaining to be repurchased under the program to 1.0 million shares.

“As in the past, we plan to use our stock repurchase program to offset shares issued through our equity compensation programs,” stated Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “The shares repurchased in March, when added to those shares previously repurchased under the program, fully offset shares of stock issued through our compensation programs since 2005. We believe this program represents a good use of corporate funds while minimizing potential dilution related to our equity compensation programs.”

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2014, and its subsequent Quarterly Reports on Form 10-Q filed with the SEC, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

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Sanderson Farms Announces Quarterly Dividend and Extends Stock Repurchase Plan

April 23, 2015

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions, including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect the Company’s operations, or changes in global weather patterns that could impact the supply of feed grains.

(12) Failure to respond to changing consumer preferences.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. Most of the factors described above cannot be controlled by the Company. When used in this press release, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include (but are not limited to) statements of the Company’s belief about future revenues, earnings, expansion plans, sales, production, capacity of our plants, and expenses, including feed grain costs.

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